[McGladrey & Pullen Logo]

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 33-97592 of Midwest Express Holdings, Inc. on Form S-8 of our report dated June 13, 2003 on the financial statements of Midwest Express Airlines Savings and Investment Plan as of December 31, 2002, appearing in this Annual Report on Form 11-K.

/s/ McGladrey &Pullen, LLP
Madison, Wisconsin
June 25, 2004